Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS]

June 21, 2002

Conceptus, Inc.
1021 Howard Avenue
San Carlos, California 94070

        Re:  Registration Statement on Form S-3
              575,000 shares of Common Stock, par value $0.003 per share

Ladies and Gentlemen:

In connection with the registration of 575,000 shares of common stock of the Company, par value $0.003 per share (the “Shares”), under the Securities Act of 1933, as amended, by Conceptus, Inc., a Delaware corporation (the “Company”), on Form S-3 filed with the Securities and Exchange Commission on June 21, 2002 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.